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                        SECOND OPTION AMENDING AGREEMENT



               THIS  AGREEMENT  dated  for  reference  December  5,  2001
BETWEEN:

MARKATECH INDUSTRIES CORPORATION, a body duly incorporated under the laws of the Province of British Columbia, Canada and having an office at 745 West 42nd Avenue, Vancouver, B.C., V5Z 2N8 ("Markatech").

OF  THE  FIRST  PART

AND:

SEDONA SOFTWARE SOLUTIONS INC., a body corporate, duly incorporated under the laws of the State of Nevada and having an office at 503 - 1755 Robson Street, Vancouver, B.C., V6G 3B7 ("Sedona").

OF  THE  SECOND  PART



WHEREAS:

A. Markatech is the developer and owner of a 100% interest in the Autonet Parking Ticket Violation Management System ("Autonet").

B. Markatech has agreed to grant to Sedona the right, privilege and option to conduct a due diligence review of Autonet.

C. Markatech has agreed to grant to Sedona a time extension of the right, privilege and option to conduct a due diligence review of Autonet

NOW THEREFORE in consideration of ten dollars ($10.00) and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties have agreed that the Option Agreement dated April 30, 2000, as amended pursuant to the Option Amending Agreement dated September 15, 2001, is hereby amended as follows:

The  following  date  is  deleted:
Para.  4.2,  line2,  delete:  "January  1,  2002".

The  following  date  is  added:
Para  4.2,  line2  add:  "April  1,  2002".

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ENTIRE  AGREEMENT:

               This Agreement together with the Option Agreement dated April 30, 2000 and the Option Amending Agreement dated September 15, 2001, constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

 IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written

MARKATECH  INDUSTRIES  CORPORATION


per   /s/ Les Scott
      _______________________________
      Les  Scott,  director



SEDONA  SOFTWARE  SOLUTIONS  INC.


Per  /s/ J.E. Cooper
     _______________________________
     J.E.  Cooper,  director